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                     January 4, 2023

       Bill Korn
       Chief Financial Officer
       CareCloud, Inc.
       7 Clyde Rd.
       Somerset, NJ 08873

                                                        Re: CareCloud, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 10-Q for the
Period Ended September 30, 2022
                                                            File No. 001-36529

       Dear Bill Korn:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology